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                           OFFER TO PURCHASE FOR CASH

                    UP TO 80,916,766 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                           MORTON INTERNATIONAL, INC.
                                       AT

                             $37.125 NET PER SHARE
                                       BY

                            MORTON ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                             ROHM AND HAAS COMPANY
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 5, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                February 5, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies And Other Nominees:

     We have been appointed by Morton Acquisition Corp. (formerly known as Gershwin Acquisition Corp.), an Indiana corporation ("Purchaser") and a wholly owned subsidiary of Rohm and Haas Company, a Delaware corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase up to 80,916,766 shares (representing 67% of the issued and outstanding shares as of January 29, 1999) of common stock, par value $1.00 per share (the "Shares"), of Morton International, Inc., an Indiana corporation (the "Company"), and the associated preferred share purchase rights ("Rights"), at a purchase price of $37.125 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 5, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Rights will expire immediately prior to the consummation of the Offer. As used herein, unless the context otherwise requires, the term "Shares" includes the associated Rights. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     1.  Offer to Purchase dated February 5, 1999;

     2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to EquiServe (the "Depositary"), or if the procedures for book-entry transfer cannot be completed on a timely basis;

     4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. The Letter to Shareholders of the Company from S. Jay Stewart, the Chairman and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on
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Schedule 14D-9, which includes the recommendation of the Board of Directors of the Company (the "Board of Directors") that shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer;

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7.  A return envelope addressed to the Depositary.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date a number of Shares which, together with any Shares owned by Parent or Purchaser, constitute at least a majority of the voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or on a merger, (ii) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and (iii) notification of and approval by the European Commission under the EU Council Regulation 4064/89, as amended, having been obtained.

     The Board of Directors has unanimously approved and adopted the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), and determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its shareholders and recommends that shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 31, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Indiana Business Corporation Law, Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) unless Shares are held in book-entry form through the Company's SSP, Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If the holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

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Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 5, 1999, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Wasserstein Perella & Co., Inc.
                                          31 West 52nd Street
                                          New York, New York 10019
                                          Call Collect: (212) 969-2700

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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